AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2005

                                           Registration Statement No. 333-125082
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------

                           VALERO ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)

             DELAWARE                                74-1828067
     (State or jurisdiction of                    (I.R.S. Employer
  incorporation or organization)                 Identification No.)



                                 ONE VALERO WAY
                            SAN ANTONIO, TEXAS 78249
                                (210) 345-2000
                   (Address of principal executive offices)

                   PREMCOR 2002 SPECIAL STOCK INCENTIVE PLAN
                       PREMCOR 2002 EQUITY INCENTIVE PLAN
                        PREMCOR 1999 STOCK INCENTIVE PLAN
                            (Full title of the Plans)

                                 Jay D. Browning
                 Vice President - Corporate Law and Secretary
                            Valero Energy Corporation
                                 One Valero Way
                            San Antonio, Texas 78249
                     (Name and address of agent for service)
  Telephone number, including area code, of agent for service: (210) 345-2000

                         CALCULATION OF REGISTRATION FEE
================================================================================
TITLE OF EACH                                PROPOSED    PROPOSED
   CLASS OF                                   MAXIMUM    MAXIMUM
SECURITIES TO                AMOUNT OF       OFFERING    AGGREGATE    AMOUNT OF
      BE                   SHARES TO BE      PRICE PER   OFFERING   REGISTRATION
  REGISTERED             REGISTERED(1)(2)     SHARE(3)   PRICE(3)      FEE(3)
-------------            ----------------    ---------   ---------  ------------
Common stock, Par value
$0.01 per share........  7,109,195 shares       N/A        N/A           N/A

Preferred Share Purchase
Rights(4)..............

================================================================================
(1) The number of shares registered is based on an estimate of the maximum number of shares of common stock of Valero Energy Corporation ("Valero") issuable under the Premcor 2002 Special Stock Incentive Plan, Premcor 2002 Equity Incentive Plan, and Premcor 1999 Stock Incentive Plan (collectively, the "Plans").

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(3) The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the "SEC") of the Registration Statement on Form S-4 of Valero (File No. 333-125082) on May 20, 2005.

(4) No separate consideration will be received for the preferred share purchase rights.



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


                             INTRODUCTORY STATEMENT

           Valero Energy Corporation, a Delaware corporation ("Valero" or the "Registrant"), hereby amends its Registration Statement on Form S-4 (File No. 333-125082), which was declared effective on July 13, 2005 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock, par value $0.01 per share, that are issuable by Valero upon the exercise of stock options granted under the Premcor 2002 Special Stock Incentive Plan, Premcor 2002 Equity Incentive Plan, and Premcor 1999 Stock Incentive Plan, in each case of Premcor Inc. ("Premcor") (collectively, the "Plans"). All such shares of Valero common stock were originally registered on the Form S-4.

           On September 1, 2005, Premcor merged with and into Valero pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 24, 2005, by and between Valero and Premcor. Pursuant to the Merger Agreement, at the effective time of the merger, each share of common stock of Premcor issued and outstanding immediately prior to the effective time of the merger, subject to certain exceptions, was converted into the right to receive Valero common stock or cash; shares of Premcor common stock that were converted into the right to receive Valero common stock entitled the holder thereof to receive a number of shares of Valero common stock (and associated preferred share purchase rights) based on the exchange ratio of 0.99 shares of Valero common stock for each such share of Premcor common stock exchanged in the merger. In addition, each option to acquire shares of Premcor common stock granted pursuant to the Plans that was outstanding and unexercised immediately prior to the effective time was converted into an option to acquire shares of Valero common stock (and associated preferred share purchase rights), as adjusted to reflect the exchange ratio.


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


                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    PLAN INFORMATION.

Item 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

           The documents containing the information specified in Item 1 of Form S-8 and the statement of availability of information about Valero and any other information required by Item 2 of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428 under the Securities Act. Such documents are not required to be and are not filed with the SEC pursuant to Rule 424 of the Securities Act and the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to
Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

           The SEC allows Valero to incorporate by reference the information that Valero discloses in its filings with the SEC. Incorporation by reference means that Valero can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Valero files with the SEC will automatically update and supersede this information. The following documents previously filed by Valero with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference (all documents SEC File No. 001-13175):

     (a)    Annual Report on Form 10-K for the year ended December 31, 2004;

     (b)    Quarterly Report on Form 10-Q/A for the quarter ended March 31,
            2005;

     (c)    Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

     (d) Current Reports on Form 8-K filed (i) February 3, 2005, (ii) March 16, 2005, (iii) April 25, 2005, (iv) May 3, 2005, (v) May 12, 2005,
            (vi) May 25, 2005, (vii) June 17, 2005 (reporting information under items 8.01 and 9.01), and (viii) June 20, 2005;

     (e) Current Report on Form 8-K filed July 15, 2003, as amended by its Current Report on Form 8-K/A filed on August 12, 2003 and September 18, 2003.

     (f) The description of Valero common stock and the preferred share purchase rights associated with Valero common stock contained in Valero's Form S-1 Registration Statement (File No. 333-27013) and Form 8-A Registration Statement (File No. 001-13175), and any amendments thereto filed for the purpose of updating such description.

           Any document filed by Valero pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                                     EXPERTS

           The consolidated balance sheet of Valero Energy Corporation and subsidiaries as of December 31, 2004, and the related statements of income, stockholders' equity, cash flows and comprehensive income for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

           The consolidated financial statements of Valero and subsidiaries at December 31, 2003, and for each of the two years in the period ended December 31, 2003, appearing in Valero's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

           The audited historical financial statements of Orion Refining Corporation listed in the index appearing under Item 7(a) of Valero Energy Corporation's Current Report on Form 8-K/A dated July 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 4.    DESCRIPTION OF SECURITIES.

           Not applicable.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

           In connection with the filing of the Registration Statement, Jay D. Browning, Esq. has rendered an opinion to Valero upon the legality of the common stock being registered hereunder. Mr. Browning beneficially owns shares of common stock of Valero and options to purchase additional shares of Valero common stock. At the time of rendering such opinion, Mr. Browning beneficially owned 42,054 Valero shares and options to purchase 65,950 additional

Valero shares, of which 50,284 are currently exercisable. Also at such time, Mr. Browning was connected with Valero in that he was Vice President - Corporate Law and Secretary of Valero.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Valero's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation") contains a provision that eliminates the personal liability of a director to Valero and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only course of action available to Valero's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero's stock under
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

           Under Article V of the Restated Certificate of Incorporation and
Article VIII of Valero's Amended and Restated By-laws as currently in effect (the "Restated By-laws") and an indemnification agreement with Valero's officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero, shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.

           Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

           Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (a) expenses, including attorneys' fees, and (b) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

           If unsuccessful in defense of a suit brought by or in the right of Valero, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to Valero, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

           The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the Restated By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

           Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors' and officers' liability insurance policy.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.

Item 8.    EXHIBITS.

4.1 Description of Valero's common stock and preferred share purchase rights (contained in Item 3(f) of Part II of this Form S-8)

5.1 Opinion of Jay D. Browning, Esq., as to the legality of the securities being registered (including Consent of Counsel)*

23.1  Consent of KPMG LLP, San Antonio, Texas*

23.2  Consent of Ernst & Young LLP, San Antonio, Texas*

23.3  Consent of PricewaterhouseCoopers LLP, New Orleans, Louisiana*

23.4  Consent of Counsel (included in Exhibit 5.1)*

24.1  Power of Attorney (contained in the Form S-4 previously filed on May 20,
      2005)

* Filed herewith

Item 9.    UNDERTAKINGS.

     (a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this post-effective amendment no. 1 on Form S-8 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on September 1, 2005.

                                    VALERO ENERGY CORPORATION


                                    By     /s/  Michael S. Ciskowski
                                        ------------------------------------
                                        Name:   Michael S. Ciskowski
                                        Title:  Executive Vice President and
                                                Chief Financial Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 on Form S-8 to the registration statement on Form S-4 has been signed below by the following persons in the capacities indicated on September 1, 2005.

       SIGNATURE                          TITLE

                            Chairman, Chief Executive Officer
         *                             and Director
---------------------        (Principal Executive Officer)
William E. Greehey

         *                     Executive Vice President and
---------------------             Chief Financial Officer
Michael S. Ciskowski       (Principal Financial and Accounting
                                        Officer)

         *                               Director
---------------------
  E. Glenn Biggs

         *                               Director
---------------------
   W.E. Bradford

         *                               Director
---------------------
 Ronald K. Calgaard

         *                               Director
---------------------
   Jerry D. Choate

         *                               Director
---------------------
 Ruben M. Escobedo



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


         *                               Director
---------------------
    Bob Marbut

         *                               Director
---------------------
 Donald L. Nickles

         *                               Director
---------------------
Susan Kaufman Purcell



*By: /s/ Jay D. Browning
     -------------------
         Jay D. Browning
        Attorney-in-Fact

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                                  EXHIBIT INDEX

EXHIBIT     DESCRIPTION
-------     -----------

4.1 Description of Valero's common stock and preferred share purchase rights (contained in Item 3(f) of Part II of this Form S-8)

5.1 Opinion of Jay D. Browning, Esq., as to the legality of the securities being registered (including Consent of Counsel)

23.1        Consent of KPMG LLP, San Antonio, Texas

23.2        Consent of Ernst & Young LLP, San Antonio, Texas

23.3        Consent of PricewaterhouseCoopers LLP, New Orleans,
            Louisiana

23.4        Consent of Counsel (included in Exhibit 5.1)

24.1 Power of Attorney (contained in the Form S-4 previously filed on May 20, 2005)



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